Exhibit (a)(5)(H)

August 23, 2012

MELROSE PLC

MELROSE COMPLETES ACQUISITION OF OVER 99% OF ELSTER IN TENDER OFFER; COMMENCES SUBSEQUENT OFFERING PERIOD

Melrose PLC (“Melrose”) announces today the results of the initial tender offer by Mintford AG (“Bidder”), an indirect wholly owned subsidiary of Melrose, to acquire all outstanding ordinary shares and American Depositary Shares (“ADSs”) of Elster Group SE (“Elster”) for USD 82.00 per ordinary share and USD 20.50 per ADS, in each case in cash, without interest and less any required withholding taxes.

The initial tender offer expired at 12:00 midnight, New York City time, on August 22, 2012.  The tender agent for the tender offer has advised Melrose that, as of such time, approximately 99.35% of the total share capital of Elster was tendered, which includes 17,412,069 ordinary shares of Elster and 41,338,334 ADSs of Elster that had been validly tendered and not validly withdrawn pursuant to the tender offer and an additional 1,162,322 ADSs tendered subject to guaranteed delivery procedures.

Bidder has accepted for payment, and expects to promptly pay for, all ordinary shares and ADSs of Elster validly tendered and not validly withdrawn on or prior to the expiration of the initial tender offer.

To permit Elster shareholders who have not yet tendered their ordinary shares or ADSs prior to the expiration of the initial tender offer a final opportunity to do so, Bidder will provide a subsequent offering period for 4 business days commencing immediately for all remaining ordinary shares and ADSs of Elster.  This subsequent offering period will expire at 5:00 p.m., New York City time, on August 28, 2012.  The same USD 82.00 per ordinary share and USD 20.50 per ADS in each case in cash offered during the initial offering period will be paid to Elster shareholders who tender their ordinary shares or ADSs during the subsequent offering period.  During the subsequent offering period, tendering shareholders will not have withdrawal rights.

Having acquired over 95% of the total share capital of Elster in the initial tender offer, following the subsequent offering period, Melrose intends to implement a “squeeze-out” of the remaining Elster shareholders.  Such squeeze-out process will be subject to German law and is expected to take a number of months to complete once initiated.

Melrose also expects that the ADSs of Elster will be delisted from the New York Stock Exchange in due course.

Enquiries:

M: Communications (PR Adviser to Melrose)

+44 (0) 20 7920 2330

Nick Miles

Ann-Marie Wilkinson

Andrew Benbow

Forward Looking Statements

This announcement contains (or may contain) certain forward-looking statements with respect to certain of Melrose’s current expectations and projections about future events. These statements, which sometimes use words such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “will”, “shall”, “may”, “aim”, “predict”, “should”, “continue” and words of similar meaning and/or other similar expressions that are predictions of or indicate future events and/or future trends, reflect the directors’ beliefs and expectations at the date of this announcement and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement.

Statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. The information contained in this announcement is subject to change without notice and, except as required by applicable law, neither Melrose nor any of its affiliates assumes any responsibility or obligation to update publicly or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement.

Additional Information

This announcement is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any ordinary shares of Elster or American Depositary Shares of Elster. The solicitation of offers to buy ordinary shares of Elster or American Depositary Shares of Elster will only be made pursuant to the offer to purchase, the letters of transmittal and related documents which were filed with the Securities and Exchange Commission (“SEC”) on July 9, 2012. Elster security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement that was filed by Elster on July 9, 2012 regarding the tender offer as they contain important information. Elster security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer. The solicitation/recommendation statement and related documents may be obtained by directing such requests to Elster.

This announcement is for information purposes only and shall not constitute an offer to buy, sell, issue or subscribe for, or the solicitation of an offer to buy, sell, issue, or subscribe for, any securities in Melrose or any other entity. No securities of Melrose have been or will be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an exemption from registration thereunder.